Pricing Supplement No.9 Dated March 29, 1999
(To Prospectus and Prospectus Supplement
Dated March 26, 1998)                                             Rule 424(b)(3)
                                                          Registration Statement
                                                                   No. 333-41059

                                U.S.$5,000,000,000
                            FORD MOTOR CREDIT COMPANY

                           Medium-Term Notes Due from
                              9 Months to 30 Years
                               from Date of Issue



     Ford Motor Credit Company has designated $30,000,000 aggregate principal amount of its Medium-Term Notes Due from 9 Months to 30 Years from Date of Issue having specific terms set forth below. Salomon Smith Barney Inc. has agreed to purchase the Notes at a price of 99.904% of their principal amount for resale at an initial public offering price of 100% of their principal amount. After the initial public offering, the offering price may be changed.

Issue Date:                                    April 1, 1999.

Principal Amount:                              $30,000,000.

Interest Rate Basis:                           LIBOR having an Index Maturity of
                                               one month plus 4 basis points.

Interest Reset Dates:                          On the Issue Date and thereafter
                                               monthly on the 1st day of
                                               each calendar month commencing
                                               May 1, 1999.

Interest Payment Dates:                        Monthly on the 1st day of each
                                               month commencing May 1,
                                               1999, except that the final
                                               scheduled Interest Payment Date
                                               shall be the Stated Maturity.

Stated Maturity:                               April 2, 2001.

Reference Agent:                               The Chase Manhattan Bank.


                              SALOMON SMITH BARNEY